 FORM 5                                                                                                        OMB Approval
                                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION               --------------------------
[ ] Check box if no longer                        WASHINGTON, D.C. 20549                               OMB Number:    3235-0362
    subject to Section 16. Form                                                                         Expires: September 30, 1998
    4 or Form 5 obligations may         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             Estimated average burden
    continue. See Instruction 1(b).                                                                     hours per response....1.0
[ ] Form 3 Holdings Reported            Filed pursuant to Section 16(a) of the Securities
[ ] Form 4 Transactions Reported          Exchange Act of 1934, Section 17(a) of the
                                    Public Utility Holding Company Act of 1935 or Section 30(f)
                                              of the Investment Company Act of 1940.
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
                                                                                               to Issuer (Check all applicable)
Carlise       Theresa                        National Record Mart, Inc. NRMI                 _____ Director  _____ 10% Owner
------------------------------------------------------------------------------------------   _XX__ Officer (give title below)
(Last)        (First)       (Middle)     3. I.R.S. Identification 4. Statement for           _____ Other (specify below)
                                            Number of Reporting     Month/Year
507 Forrest Avenue                          Person, if an entity Year Ended March 27, 1999   Senior Vice President and Chief
----------------------------------------    (Voluntary)          -------------------------   Financial Officer
               (Street)                                                                      --------------------------------------
                                                                 5. If Amendment, Date       7. Individual or Joint/Group Reporting
                                                                 of Original (Month/Year)            (check applicable line)
                                                                                             ____ Form Filed by One Reporting Person
                                                                                             ____ Form Filed by More than One
                                                                                                  Reporting Person

Carnegie,        PA            15106
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip)        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2.Transaction  3.Transaction  4.Securities Acquired (A) 5. Amount of    6. Owner-   7. Nature
   (Instr. 3)                        Date           Code           or Disposed of (D)         Securities      ship        of
                                   (Month/Day/      (Instr. 8)     (Instr. 3, 4 and 5)        Beneficially    Form:       Indirect
                                     Year)                                                    Owned at end    Direct      Bene-
                                                                 ------------------------     of Issuer's     (D) or      ficial
                                                                 Amount  (A)    Price         Fiscal Year     Indirect    Owner-
                                                                          or                  (Instr. 3       (I)         ship
                                                                         (D)                  and 4)          (Instr.4)   (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
* If the form is filed by more than one reporting person, see instruction 4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                                                                          (Over)
                                                                                                                 SEC 2270 (7-97)

FORM 5 (CONTINUED)         TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security  2.Conversion  3.Transaction  4.Transaction  5.Number of   6.Date Exer-      7.Title and Amount
  (Instr. 3)                    or Exercise   Date             Code         Derivative    cisable and       of Underlying
                                Price of                      (Instr. 8)    Securities    Expiration Date   Securities
                                Derivative     (Month/Day/                  Acquired (A)  (Month/Day/Year)  (Instr. 3 and 4)
                                Security          Year)                     or Disposed
                                                                            of (D)       --------------------------------------
                                                                            (Instr. 3,    Date     Expir-          Amount or
                                                                             4, and 5)    Exer-    ation    Title  Number of
                                                                           -------------- cisable  Date            Shares
                                                                            (A)    (D)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option             5.90           11/17/98         A         500            (1)     11/17/08  Common   500
                                                                                                             Stock
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 8.Price of    9.Number of      10.Ownership      11.Nature of
   Derivative    Derivative        of Derivative     Indirect
   Security      Securities        Security;         Beneficial
   (Instr. 5)    Beneficially      Direct (D) or     Ownership
                 Owned at End      Indirect (I)      (Instr. 4)
                 of Year           (Instr. 4)
                 (Instr. 4)
----------------------------------------------------------------
                   500                D
----------------------------------------------------------------

----------------------------------------------------------------

----------------------------------------------------------------

----------------------------------------------------------------

----------------------------------------------------------------

----------------------------------------------------------------

----------------------------------------------------------------

----------------------------------------------------------------

----------------------------------------------------------------

----------------------------------------------------------------

Explanation of Responses:

     (1) The option vests in five annual equal installments beginning on November 17, 1999.


                                                                          /s/ Theresa Carlise                        May 11, 1999
                                                                       ------------------------------------        ----------------
                                                                         ** Signature of Reporting Person                Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


                                                                                                                Page 2
                                                                                                       SEC 2270 (7-97)